Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 6 to Form S-4 of our report dated February 28, 2024, which includes an explanatory paragraph regarding Spinal Stabilization Technologies, LLC’s ability to continue as a going concern, relating to the consolidated financial statements of Spinal Stabilization Technologies, LLC, as of December 31, 2023 and 2022 and for the years then ended, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 8, 2024